EXHIBIT 99

                                                       IMMEDIATE RELEASE

                                                       CONTACT
                                                       Borg-Warner Automotive
                                                       Mary Brevard
                                                       Phone:  312/322-8683



BORG-WARNER AUTOMOTIVE TO ACQUIRE KUHLMAN CORPORATION

                    ACQUISITION EXPANDS BWA GROWTH PLATFORM;
                        GLOBALIZES TURBOCHARGER BUSINESS

Chicago, Illinois, December 18, 1998 -- Borg-Warner Automotive, Inc. (NYSE: BWA) today announced that it has entered into a definitive agreement to acquire Kuhlman Corporation (NYSE: KUH), a leading supplier of turbochargers and other highly engineered components for commercial vehicles, for $39 per share, or $660 million. The merger transaction includes both cash and $150 million of BWA stock and the assumption of debt.

         Significant synergies are anticipated in the near future and the transaction is expected to be accretive in 1999. The transaction is subject to approval by Kuhlman shareholders and customary regulatory review. It is expected to close in the first quarter of 1999.

         "We are delighted to finish 1998 with a very strategic acquisition," said John F. Fiedler, chairman and chief executive officer. "Kuhlman's products are complementary to ours. The acquisition continues to position us to take advantage of the growth of direct-injected diesel engines worldwide and provides immediate new growth opportunities in air and fluid components for commercial vehicles. Like BWA, Kuhlman is a respected technology leader with excellent profitability in its businesses. With our expertise in automotive engine systems and the Kuhlman entree into commercial vehicles, this purchase will significantly strengthen BWA's growth platform, expand our customer base and enhance our ability to outpace vehicle industry growth in both sales and earnings. As a result of the acquisition, we also expect our engine components and systems businesses to increase from 15% to about half of our revenue."

         Robert S. Jepson, Jr., chairman and chief executive officer of Kuhlman Corporation, stated that, "We at Kuhlman Corporation found Borg-Warner Automotive's offer attractive and felt compelled to accept it as being in the best interests of our shareholders. Recent and continuing changes in transportation and automotive industries favor larger and internationally based organizations. Our Schwitzer Group and its employees will now be part of a much larger organization which will be well-positioned to thrive and to be more responsive to the global needs of its customers."
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Borg-Warner Automotive Acquires Kuhlman Corporation - Page 2


         Borg-Warner Automotive's John Fiedler added: "The acquisition of Kuhlman Corporation will result in the creation of a fifth operating unit for BWA in turbochargers. Their Schwitzer turbocharger unit in the U.S., combined with our turbocharger business in Europe, will make us a global leader with sufficient scale to capitalize on growing worldwide demand. In addition, we can build on their fuel systems and cooling operations to create an international air and fluid management business in both light and commercial vehicles."

         Kuhlman Corporation's Schwitzer Group represents about $460 million or 60% of anticipated 1998 revenue of $765 million. The largest part of the segment is turbochargers, followed by fuel systems and fans/drives and HVAC. Customers include major original equipment commercial vehicle makers in North America and Europe.

         Fiedler noted that Kuhlman's $300 million electrical transformer and wire and cable businesses are outside BWA's strategic focus and will be sold. Morgan Stanley Dean Witter is acting as financial advisor to Borg-Warner Automotive and has been retained to facilitate the sale.

         Kuhlman Corporation is headquartered in Savannah, Georgia. Its Schwitzer Group of vehicle products employs about 2,600 people in 17 facilities in 4 countries.

         Chicago-based Borg-Warner Automotive, Inc. is a product leader in highly engineered components and systems primarily for automotive powertrain applications. The company operates manufacturing facilities in 12 countries serving North America, Europe and Asia.

                                      ####

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 1997.

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